July 21, 2008

For Immediate Release

Sport Supply Group Sees Q408 and FY08 EPS Well Above Estimates;

Raises FY08 EPS Guidance and Introduces FY09 EPS Guidance

•	Raising FY08 EPS Guidance to $0.75 — $0.77 per share

•	Introducing FY09 EPS Guidance of $0.85 — $0.95 Per Share

•	Cash On-Hand Increases 58% from $13.0 Million to $20.5 Million as of June 30, 2008

Dallas, TX. Sport Supply Group, Inc. (NASDAQ – RBI) today stated that preliminary, unaudited results for its fourth fiscal quarter appear significantly higher than the year-ago period and as much as double current consensus analyst expectations for the quarter of $0.08 per share. Given the apparent strength of Q408, the Company, preliminarily sees FY08 Revenues above $250 Million and FY08 EPS in a range of $0.75 — $0.77, up from the previous range of $0.65 — $0.73. The Company also introduced FY09 EPS guidance (starting July 1, 2008) of $0.85- $0.95 per fully diluted share outstanding.

Adam Blumenfeld, Chairman and CEO, stated: “Our Fourth Fiscal Quarter appears to have delivered an outstanding finish to what has been a very impressive year. Preliminary results for the Quarter ended June 30, 2008 indicate near 10% organic sales growth; significant gross margin expansion, and SG&A expenses lower than the prior year for the second straight quarterly period. We have continued to focus on bottom line performance as we expand market share. Results suggest the plan is working. The business is well positioned for continued organic growth and growth via acquisition or joint-venture opportunity. We continue to evaluate a number of options to expand our footprint in the space and further leverage our scalable business platform and ever strengthening balance sheet, which as of June 30, 2008 had approximately $20.5 Million cash on-hand, up 58% from $13.0 Million on March 30, 2008. Other uses of excess cash and our untapped credit facility may include the repurchase of common stock and/or the repurchase of outstanding convertible debentures as conditions merit. Fiscal 2008 will likely represent the second straight year of 100%+ earnings growth for the Company. This earnings expansion is a credit to our hard working employees across the Nation.”

Regarding FY09 guidance, Mr. Blumenfeld stated: “We are today introducing GAAP EPS guidance for Fiscal 2009 of $0.85 — $0.95 per fully diluted outstanding share. Absent any acquisitions or dispositions of assets we anticipate cash on-hand will well surpass $30 Million by the end of Fiscal 2009. The fragile US economy represents, we believe, a unique opportunity for Sport Supply Group to leverage its best of breed, value-oriented direct distribution model and ultimately re-direct customer activity from a fragmented supplier base to our more efficient platform. ”

The Company intends to release Fourth Quarter and Fiscal Year 2008 results in early Spetember upon completion of our normal course end of year audit process. A press release announcing this date will be issued once a release date is finalized.

Sport Supply Group Inc. is the nation’s leading marketer, manufacturer and distributor of sporting goods and branded team uniforms to the institutional and team sports market. The Company markets via 3 million direct catalogs, a 40 person telesales team, 160 direct sales professionals, more than 50 select Platinum Team Dealer Partners and a family of company-controlled websites.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Sport Supply Group’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, and certain other additional factors described in Sport Supply Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Sport Supply Group’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Sport Supply Group is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact:
Sport Supply Group, Inc., Dallas
Adam Blumenfeld, 972-243-8100